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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

AMN Healthcare Services, Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

001744101
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_X_/	Rule 13d-1(b)
/___/	Rule 13d-1(c)
/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1745 (02-02)







CUSIP No. 001744101				13G

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-706,796-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-706,796-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-706,796-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------













CUSIP No. 001744101				13G

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.*
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-

----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN, IA
----------------------------------------------------------------

* RS Investment Management Co. LLC has assumed all of RS Investment Management, L.P.?s investment advisory responsibilities.









CUSIP No. 001744101				13G

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	George R. Hecht*
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	HC, IN
----------------------------------------------------------------

* George R. Hecht is no longer a control person of RSIM Co. LLC or any of its affiliates.










CUSIP No. 001744101				13G

ITEM 1.

     (a)  The name of the issuer is AMN Healthcare Services, Inc.
(the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
12400 High Bluff Dr., Suite 100, San Diego, CA 92130.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers")

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 001744101.





































CUSIP No. 001744101				13G

ITEM 3. If this statement is filed pursuant to rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	_X*_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).	*RS Investment Management Co. LLC is a registered investment
			adviser. RS Investment Management, L.P. was a registered investment adviser. RS Investment Management Co. LLC has assumed all of RS Investment Management, L.P.?s investment advisory responsibilities.

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	_X*_	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G).
			*RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. George R. Hecht was a control person of RS Investment Management Co. LLC and RS
			Investment Management, L.P.

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with rule 240.13d-1(b)(1)(ii)(J)















CUSIP No. 001744101				13G

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management Co. LLC is a registered investment adviser (and is the parent company of former registered investment advisers whose clients had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock). No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

RS Investment Management, L.P. was a registered investment adviser and a managing member of registered investment advisers. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. and has assumed all of RS Investment Management, L.P.?s investment advisory responsibilities. George R. Hecht was a control person of RS Investment Management Co. LLC and RS Investment Management, L.P.





























CUSIP No. 001744101				13G

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.































CUSIP No. 001744101				13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 1, 2007

RS INVESTMENT MANAGEMENT CO. LLC

By:   /s/ Terry R. Otton
       Terry R. Otton
	Chief Executive Officer


RS INVESTMENT MANAGEMENT, L.P.

By:   /s/ Terry R. Otton
       Terry R. Otton
	Chief Executive Officer


GEORGE R. HECHT

/s/ George R. Hecht
George R. Hecht





























CUSIP No. 001744101				13G


EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  January 1, 2007

RS INVESTMENT MANAGEMENT CO. LLC

By:   /s/ Terry R. Otton
       Terry R. Otton
	Chief Executive Officer


RS INVESTMENT MANAGEMENT, L.P.

By:   /s/ Terry R. Otton
       Terry R. Otton
	Chief Executive Offic


GEORGE R. HECHT

/s/ George R. Hecht
George R. Hecht





















CUSIP No. 001744101				13G


Annex I

The filers are:

I.
(a)	RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 	registered investment adviser and holding company

II.
(a)	RS Investment Management, L.P. is a California Limited
Partnership.
(b) 	investment adviser

III.
(a)	George R. Hecht was a control person of RS Investment Management
Co. LLC and RS Investment Management, L.P.
(b)	individual